List of Significant Subsidiaries of the Registrant

Group Company Name	Country of incorporation	Year of incorporation	Share Capital
WISeKey SA	Switzerland	1999	CHF 933,436
WISeKey Semiconductors SAS	France	2010	EUR 1,298,162
WiseTrust SA	Switzerland	1999	CHF 680,000
WISeKey ELA SL	Spain	2006	EUR 4,000,000
WISeKey SAARC Ltd	U.K.	2016	GBP 100,000
WISeKey USA Inc[1]	U.S.A	2006	USD 6,500
WISeKey India Private Ltd[2]	India	2016	INR 1,000,000
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000
WISeCoin AG	Switzerland	2018	CHF 100,000
WISeKey Equities AG	Switzerland	2018	CHF 100,000
WISeKey Semiconductors GmbH	Germany	2019	EUR 25,000
WISeKey Arabia - Information Technology Ltd	Saudi Arabia	2019	SAR 200,000.00
TrusteCoin AG3	Switzerland	2020	CHF 100,000
arago GmbH	Germany	1995	EUR 266,808
arago Da Vinci GmbH[4]	Germany	2007	EUR 25,000
arago Technology Solutions Private Ltd[4]	India	2017	INR 100,000
arago US Inc.[4]	U.S.A	2015	USD 25
WISeKey Vietnam Ltd	Vietnam	2021	VND 689,400,000
[1] 50% owned by WISeKey SA and 50% owned by WiseTrust SA
[2] 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
[3] Formerly WiseAI AG, 100% owned by WISeKey International Holding AG from August 27, 2021
[4] 100% owned by arago GmbH